UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2020

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3303 Monte Villa Parkway, Suite 310
Bothell, WA 98021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 402-1400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.001 par value	BLFS	The Nasdaq Capital Market LLC

Item 1.01            Entry into a Material Definitive Agreement.

On September 18, 2020, BioLife Solutions, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company, SciSafe Holdings, Inc., a Delaware corporation (“SciSafe”), the stockholders of SciSafe set forth in Annex I of the Purchase Agreement (collectively, the “Sellers”, and together with SciSafe, the “Seller Parties”), and Garrie Richardson, in the capacity of the representative (the “Seller Representative”), pursuant to which the Company will purchase from the Sellers one hundred percent (100%) of the issued and outstanding capital shares and other equity interests of SciSafe (the “Acquisition”).

As consideration for the Acquisition, (a) at the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), the Company will (i) pay the Sellers an initial cash payment of $15,000,000, subject to adjustments for working capital, net debt and transaction expenses, and (ii) issue to the Sellers a number of newly issued shares of common stock, $0.001 par value per share (“Common Stock”), of the Company equal in value to $15,000,000 (the “Closing Shares”), and (b) if earned, earnout payments in calendar years 2021, 2022, 2023 and 2024 of up to an aggregate of an additional 626,000 shares of Common Stock, which shares will be issued and delivered to the Sellers upon SciSafe achieving certain specified revenue targets in each year (the “Earnout Shares”).

In the Purchase Agreement, the Sellers made customary representations and warranties to the Company concerning, among other matters, SciSafe and its business, operations, organization, authorization, capitalization, properties, employees, assets, liabilities and financial condition and their ownership interests in SciSafe. The Company also made certain limited representations to the Sellers regarding, among other matters, its organization and authorization. The representations and warranties of the parties generally survive for a period of 12 months after the Closing, with certain fundamental representations and warranties, such as due authorization, surviving for five years.

The Company agreed to file a registration statement on Form S-3 or equivalent (the “Registration Statement”) with the SEC to register for resale the Closing Shares and the Earnout Shares no later than the six (6) month anniversary of the date of Closing.

The parties agreed to certain customary post-closing covenants, including those relating to confidentiality, publicity, litigation support and tax matters. The parties also agreed to certain mutual indemnification provisions for breaches or inaccuracies in their respective representations and warranties or covenants.

The obligations of the parties to consummate the Acquisition is subject to customary closing conditions. In addition, the Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons, by written notice by either the Company or the Seller Representative if the Closing has not occurred on or prior to October 31, 2020.

If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement (except for certain obligations related to publicity, confidentiality, no trading, fees and expenses, termination and general provisions) will terminate, and no party to the Purchase Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Purchase Agreement prior to termination. There are no termination fees in connection with the termination of the Purchase Agreement.

The representations and warranties and the covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement for the purpose of allocating contractual risk between those parties and do not establish such matters as facts. Investors should not rely on the representations and warranties and the covenants and earnout provision as characterizations of the actual state of facts or condition of the Company,  the Seller Parties or any of their respective subsidiaries or affiliates.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
2.1†*	Stock Purchase Agreement, dated September 18, 2020, by and among the Company, SciSafe, the stockholders of SciSafe party thereto and Garrie Richardson.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

† The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

* Certain sensitive financial, commercial and strategic information relating to the Company has been redacted in the marked portions of the exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolife Solutions, Inc.

Date: September 24, 2020	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer and Chief Operating Officer